As filed with the Securities and Exchange Commission on June 11, 2009
Registration No. 333-142327

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KBW, INC.
(Exact name of Registrant as specified in its charter)

Delaware	13-4055775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

787 Seventh Avenue, New York, New York.	10019
(Address of Principal Executive Offices)	(Zip Code)

KBW, INC.
2006 EQUITY INCENTIVE PLAN
(Full Title of Plan)

Mitchell B. Kleinman
General Counsel and Executive Vice President
KBW, Inc.
787 Seventh Avenue,
New York, New York 10019
(Name and address of agent for service)

(212) 887-7777
(Telephone number, including area code, of agent for service)

Copies to:
Kenneth A. Raskin
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
(212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

KBW, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on April 24, 2007; Commission File No. 333-142327 (the “Prior Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), thereby registered for offer or sale pursuant to the KBW, Inc. 2006 Equity Incentive Plan (the “Prior Plan”).

The Registrant has since adopted a new equity incentive plan, the KBW, Inc. 2009 Incentive Compensation Plan (the “2009 Plan”), which replaced the Prior Plan as of June 9, 2009, the date the Registrant’s stockholders approved the 2009 Plan. No future awards will be made under the Prior Plan after June 9, 2009.  As of June 9, 2009, 641,638 shares of Common Stock originally registered under the Prior Registration Statement (the "Carryover Shares") remained available for offer and sale under the Prior Registration Statement. The Carryover Shares are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 (the “Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2009 Plan, including but not limited to the Carryover Shares.  Any shares of Common Stock previously registered under the Prior Registration Statement and not utilized as Carryover Shares will remain registered under the Prior Registration Statement.  In addition, the Registration Statement will also include an indeterminate number of shares of Common Stock, not to exceed 4,706,401 shares, which remain subject to outstanding awards under the Prior Plan as of April 13, 2009 and may be delivered pursuant to awards under the 2009 Plan, to the extent that on or after such date any such awards under the Prior Plan are forfeited or settled or terminate without a distribution of shares or shares of Common Stock are used to pay required tax withholding for any such award under the Prior Plan.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporate Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to deregister the Carryover Shares, and (ii) to carry over the registration fees paid for the Carryover Shares from the Prior Registration Statement to the Registration Statement on Form S-8 for the 2009 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8POS and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York on the 11th day of June, 2009.

KBW, INC.

By:	/s/ JOHN G. DUFFY
Name: John G. Duffy Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN G. DUFFY	Director, Chairman and Chief	June 11, 2009
John G. Duffy	Executive Officer (Principal Executive Officer)

/s/ ROBERT GIAMBRONE	Chief Financial Officer (Principal	June 11, 2009
Robert Giambrone	Financial and Accounting Officer)

/s/ ANDREW M. SENCHAK	Director	June 11, 2009
Andrew M. Senchak

/s/ THOMAS B. MICHAUD	Director	June 11, 2009
Thomas B. Michaud

/s/ DANIEL M. HEALY	Director	June 11, 2009
Daniel M. Healy

/s/ CHRISTOPHER M. CONDRON	Director	June 11, 2009
Christopher M. Condron

/s/ JAMES K. SCHMIDT	Director	June 11, 2009
James K. Schmidt

/s/ MICHAEL J. ZIMMERMAN	Director	June 11, 2009
Michael J. Zimmerman